UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: July 26, 2017

Ormat Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

001-32347

(Commission File Number)

Delaware (State of Incorporation)	No. 88-0326081 (I.R.S. Employer Identification No.)

6225 Neil Road, Reno, Nevada (Address of Principal Executive Offices)	89511-1136 (Zip Code)

(775) 356-9029
(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

TABLE OF CONTENTS

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 8.01	Other Events.

Item 9.01	Financial Statements and Exhibits.

Signatures

Exhibit Index

Exhibit 99.1     Press Release of Ormat Technologies, Inc. dated July 26, 2017

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on May 4, 2017 by Ormat Technologies, Inc. (the “Company”), on May 4, 2017, the Company entered into a Commercial Cooperation Agreement (the “Commercial Cooperation Agreement”), a Governance Agreement (the “Governance Agreement”), and a Registration Rights Agreement (the “Registration Rights Agreement” and, together with the Commercial Cooperation Agreement and the Governance Agreement, the “Transaction Agreements”), each with ORIX Corporation (“ORIX”).

The Transaction Agreements were entered into by the Company and ORIX in connection with the acquisition by ORIX of approximately 11 million shares of common stock of the Company (the “Shares”), pursuant to a stock purchase agreement (the “Stock Purchase Agreement”) by and among ORIX, as purchaser, FIMI ENRG Limited Partnership, FIMI ENRG L.P. (such entities, collectively, “FIMI”), Bronicki Investments, Ltd. (“Bronicki”), Mr. Isaac Angel, our Chief Executive Officer, and Mr. Doron Blachar, our Chief Financial Officer, as sellers (collectively, the “Sellers”).

The Governance Agreement sets forth the rights and obligations of the Company and ORIX with respect to certain corporate governance matters of the Company, including, but not limited to, the appointment of directors to the board of directors (the “Board”) of the Company.

(b)     On July 26, 2017, three of the directors currently serving on the Board, Mr. Robert E. Joyal, Mr. Ami Boehm and Mr. Gillon Beck, each delivered to the Company his resignation as a director of the Company, subject to and effective immediately prior to the closing of the transactions contemplated by the Stock Purchase Agreement.

(d)(1)     The Board appointed Mr. Yuichi Nishigori, Mr. Stan Koyanagi and Mr. Todd Freeland as directors of the Company to fill the vacancies on the Board resulting from the resignation of Mr. Joyal, Mr. Boehm and Mr. Beck, respectively, with such appointments to be effective immediately upon the resignation of Mr. Joyal, Mr. Boehm and Mr. Beck. The Board also appointed Mr. Byron Wong as an independent director of the Company, to fill the newly created directorship resulting from the increase in the authorized number of directors serving on the Board from eight (8) directors to nine (9) directors pursuant to the Governance Agreement.

(d)(2)     Each of Mr. Nishigori, Mr. Koyanagi and Mr. Freeland were nominated by ORIX pursuant to the Governance Agreement. Mr. Wong was jointly nominated by ORIX and the Company pursuant to the Governance Agreement in order to serve as an independent director of the Company who is independent in accordance with the New York Stock Exchange listing standards and SEC rules and regulations, and who does not have, and for the three-year period prior to his nomination, did not have, any material relationship with ORIX or its affiliates.

The summary of the Governance Agreement set forth in the Company’s Current Report on Form 8-K filed with the SEC on May 4, 2017 is incorporated herein by reference.

(d)(3)     As of the time of this disclosure, Mr. Nishigori is expected to serve on the Investment Committee of the Board, Mr. Wong is expected to serve on the Audit Committee of the Board and Mr. Freeland is expected to serve on the Compensation Committee of the Board and as the Chair of the Nominating and Corporate Governance Committee of the Board. Mr. Koyanagi is not expected to serve on any committees of the Board at this time.

(d)(4)     Pursuant to the Stock Purchase Agreement, ORIX has acquired the Shares, representing approximately 22% of all outstanding shares of common stock of the Company, for an aggregate purchase price of approximately $627 million from FIMI, Bronicki, Mr. Angel and Mr. Blachar. Mr. Angel and Mr. Blachar are the Chief Executive Officer and Chief Financial Officer of the Company, respectively. Immediately prior to the consummation of the transactions contemplated by the Stock Purchase Agreement, each of FIMI and Bronicki was the beneficial owner of more than five percent of all outstanding shares of common stock of the Company. Messrs. Nishigori and Koyanagi are directors of ORIX and Mr. Freeland is an officer of ORIX.

(d)(5)     Each of Mr. Nishigori, Mr. Koyanagi, Mr. Freeland and Mr. Wong will be entitled to the compensation arrangements granted to non-employee directors of the Company, which are described in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 10, 2017, under the heading “Director Compensation”. That description is hereby incorporated by reference into this Current Report on Form 8-K. Additionally, the Company expects to enter into indemnification agreements with each of Mr. Nishigori, Mr. Koyanagi, Mr. Freeland and Mr. Wong, pursuant to which the Company will agree to indemnify such individuals under certain circumstances for acts or omissions in connection with their service on the Board.

Item 8.01     Other Events.

On July 26, 2017, the Company issued a press release announcing the matters described herein. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(d)          Exhibits

Exhibit 99.1     Press Release of Ormat Technologies, Inc. dated July 26, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ormat Technologies, Inc.

By	/s/ Isaac Angel
Name: Isaac Angel
Title: Chief Executive Officer

Date: July 26, 2017